Following is a set of questions and answers about Agere Systems' proposed reclassification and reverse stock split. These questions and answers are first being made available to Agere Systems employees on December 13, 2004.


December 13, 2004

AGERE REVERSE STOCK SPLIT AND RECLASSIFICATION
QUESTIONS AND ANSWERS

Q.: What is a reverse stock split and how does it work?
A.: Shares held by stockholders are combined into a smaller number according to a ratio. For instance, if the ratio is 1-for-20, each shareholder would hold one share of stock after the reverse split for every 20 shares held before the reverse split. The reverse stock split would decrease the number of outstanding shares in the market.

Q.: What is the ratio Agere is planning to use for the reverse split?
A.: We are asking stockholders to approve four different proposals, each of which would allow us to do a reverse stock split. The proposals are identical except for the ratios for the reverse stock split: 1-for-10, 1-for-20, 1-for-30 and 1-for-40. If the proposals are approved, the Board of Directors may then implement a reverse stock split using any one of the approved ratios, in which case the board would abandon any other approved proposal. The board will also have the discretion not to do any reverse stock split at all.

Q: Why did you select these multiples?
A: To provide the Board of Directors with maximum flexibility.

Q.: If the stockholders approve these proposals, when will the board take action?
A.: If stockholders approve the proposals, the board can take action at any time prior to our annual meeting in 2006. The board must use one of the approved ratios or it can choose not to do a reverse stock split at all.

Q.: Why does Agere want to do a reverse split?
A.: We are considering a reverse split in order to raise our stock prices to levels that may result in investors finding our stock a more attractive investment, to reduce transaction costs for our investors and to reduce our costs.

Q.: Why would investors find our stock more attractive after a reverse split?
A.: Some institutional investors and investment funds are reluctant to invest in lower-priced stocks and brokerage firms may be reluctant to recommend lower-priced stocks to their clients. Through a reverse stock split, we may be able to raise our stock price to a level where our stock would be viewed more favorably by potential investors.

Q.: How would a reverse split reduce transaction costs for investors?
A.: When buying or selling stock, many investors pay commissions that are based on the number of shares bought or sold. Because of our relatively low stock price, an investor desiring to invest a fixed amount of money in Agere stock will buy more shares, and thus may pay more in commissions, than if our stock price were higher. Therefore, if we do a reverse split using any one of the proposed reverse split ratios, stockholders who pay commissions based on the number of shares bought or sold would pay significantly lower total commissions. In addition, lower commissions may also make our stock an attractive investment to additional investors.

Q.: How would a reverse split reduce Agere's costs?
A.: For each stockholder, we pay annual account servicing costs and the cost of printing and mailing annual reports and proxy statements. Many stockholders received their shares as a result of our spin-off from Lucent and have a small number of shares. Often, these stockholders

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find it uneconomical to sell their shares, because brokerage costs are significant, in some cases exceeding the value of the shares sold. A reverse split would reduce the number of stockholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our stockholder servicing costs and should provide some of our stockholders with a more economical way to dispose of their interest in Agere.

Q.: Didn't the stockholders previously authorize a reverse split? If so, why is action necessary now?
A.: In 2003, stockholders gave the board the authority to do a reverse split. However, the board did not believe it necessary or advisable to do a reverse split in 2003, and the approval expired on Feb. 19, 2004, the date of our last annual meeting. We now believe that a reverse stock split may again be desirable.

Q.: Do I have to take any action if Agere's stock undergoes a reverse split? A:. No. When a reverse stock split happens, you do not have to do anything. After the split is effective, your accounts, as applicable, would be updated to reflect the appropriate post-split balances. If you have stock certificates, you will have to get new ones. However, we believe that not many employees have them.

Q.: Is Agere in danger of being de-listed by the New York Stock Exchange, making a reverse split necessary.
A.: No. At this time, Agere is not in a position to be de-listed since its stock is trading above U.S. $1.00 per share.

Q.: Won't my stock options be worth less after a reverse split because I'll have fewer shares?
A.: Not necessarily. Keep in mind that the same percentage change in our stock price before or after a reverse split would result in the same absolute change in your profit on the option. So, for example, if our stock price increases 2 percent either before or after a reverse split, the overall increase in your profit (or decrease in your loss) would be the same.

Q.: Isn't it easier for a lower-priced stock to increase in value than a higher-priced stock?
A: It's no easier for a lower-priced stock to increase than it is for a higher-priced stock. The starting price of a stock does not determine its ability to rise or fall; the overall financial performance of a company and the market environment are the key factors. Investors often look at revenue growth, cash flow, and earnings per share when valuing a business. Increasing these metrics will improve the likelihood that our share price will rise. For example, take two companies' stock -- one is priced at US$1 per share and the other is priced at US$10 per share. Assume investors are willing to pay the same price/earnings ratio (price per share divided by earnings per share) for the stock of each company. If each company increased its earnings per share by 50 percent, then the share prices for both companies would increase to $1.50 and $15.00, respectively.

More specifically, although the semiconductor industry has encountered an adverse market in recent months, some of our competitors' stock prices have made recent significant gains. From Aug. 13 through Dec. 1, 2004, Marvell's stock rose from $19.77 to $33.13 - a 68 percent increase. Similarly, From Oct. 26 through Dec. 1, 2004, Broadcom's stock jumped 29 percent from $26.01 to $33.62. Obviously, we cannot guarantee that our stock price will rise.

Q.: What does the reverse split mean to employees owning stock through the ESPP or 401(k)? What does it mean for stock options?
A.: Adjustments would be made based on the ratio.

Q.: What happens to fractional shares?
A.: No fractional certificates will be issued. Stockholders who otherwise would be entitled to receive fractional shares will receive cash.

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Q.: Why is Agere seeking to combine the Class A common stock and Class B common stock into one class of common stock?
A.: The board determined that a single class of common stock may provide improved liquidity, remove any investor confusion over the two classes, eliminate some corporate governance concerns and save the company costs associated with administering the two classes of common stock.

Q.: How will the reclassification work?
A.: If approved, each share of our outstanding Class A common stock and Class B common stock will automatically be reclassified into one share of a new, single class of common stock.

Q.: What is the difference between the current two classes of common stock?
A.: The Class A common stock and Class B common stock are identical in all respects except that, in voting for the election and removal of directors, the Class A common stock has one vote per share and the Class B common stock has four votes per share.

Q.: What will happen when all shareholders own the same class of common stock?
A.: After adoption of the proposed reclassification, the holders of Class A common stock and the holders of Class B common stock will be holders of a new, single class of common stock with one vote per share on all matters, including the election and removal of directors.

Q.: How would we know if either action is actually taking place?
A.: When the board makes either decision, it will be publicly announced. The decision and announcement would include a date on which the action takes effect.


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This information is being provided before delivery to you of our proxy statement. You should read the proxy statement when it becomes available because it contains important information. You can get a copy of the proxy statement free of charge at the Securities and Exchange Commission's web site at www.sec.gov or by contacting Agere Systems, c/o The Bank of New York, P.O. Box 11082, Church Street Station, New York, NY 10286, or by calling Agere Systems at 1-866-AGEREIR and pressing prompt 1.
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